Exhibit a.5

CERTIFICATE OF CORRECTION
to
ARTICLES SUPPLEMENTARY
of
DNP SELECT INCOME FUND INC.

DNP Select Income Fund Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

FIRST: Articles Supplementary of the Corporation, dated July 14, 2006 (the "Articles Supplementary"), classifying previously authorized but unissued shares of preferred stock as shares of Auction Preferred Stock, Series T, par value $.001 per share, and Auction Preferred Stock, Series TH, par value $.001 per share, were filed with the Department on July 14, 2006, and the Articles Supplementary require correction as permitted by Section 1-207 of the Maryland General Corporation Law.

SECOND: (A) Section 2(d)(ii) of Part I of the Articles Supplementary, as previously filed and to be corrected hereby, reads as follows:

(ii)   Calculation of Dividends. The amount of dividends per share payable on shares of a series of APS on any date on which dividends shall be payable on shares of such series shall be computed by multiplying the Applicable Dividend Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 365 if such Dividend Period is a Standard Dividend Period and 360 in all other cases, and applying the rate obtained against $25,000.

(B) Section 2(d)(ii) of Part I of the Articles Supplementary, as corrected hereby, shall read as follows:

(ii)   Calculation of Dividends. The amount of dividends per share payable on shares of a series of APS on any date on which dividends shall be payable on shares of such series shall be computed by multiplying the Applicable Dividend Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360, and applying the rate obtained against $25,000.

THIRD: The undersigned President acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

 IN WITNESS WHEREOF, DNP Select Income Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on August 4, 2006.

WITNESS:	DNP SELECT INCOME FUND INC.

/s/ T. Brooks Beittel	By: /s/ Nathan I. Partain
T. Brooks Beittel	Nathan I. Partain
Secretary	President